Amendment No. 7 to Securities Lending Agency Agreement

This Amendment No. 7 (“Amendment No. 7”) to the Securities Lending Agency Agreement dated as of September 2, 2008, as amended, between Columbia Acorn Trust and Wanger Advisors Trust (each a “Trust” and together the “Trusts”) on behalf of their respective portfolio series (each, a “Fund” and together the “Funds”) and Goldman Sachs Bank USA (formerly, The Goldman Sachs Trust Company), doing business as Goldman Sachs Agency Lending (“GSAL”), (the “Agreement”) is entered into as of January 1, 2018 by and between each Trust and GSAL. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement each Trust has appointed GSAL to act as securities lending agent for the Funds in connection with the securities lending activities described in the Trusts’ registration statements filed with the Securities and Exchange Commission;

WHEREAS, under the Agreement, the basis for GSAL’s compensation for its activities under the Agreement and in respect of any securities loan is set forth in Schedule 4 to the Agreement (“Schedule 4”); and

WHEREAS, the board of trustees of each Trust (the “Board”) deems it appropriate and within the Board’s business judgment to amend Schedule 4 of the Agreement to modify GSAL’s compensation.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree:

1.	Amendment to Schedule 4 of the Agreement. The paragraph appearing under the phrase “For cash collateralized loans:” is removed and replaced in its entirety with the following:

90% of the first $10 million of Accrued Income shall be paid to the Lender, with the remaining 10% paid to GSAL; and 92% of any Accrued Income exceeding $10 million shall be paid to the Lender, with the remaining 8% paid to GSAL.

Accrued Income is defined for a calendar year as the income derived from the Permitted Investment(s) (as defined in Schedule 5 of this Agreement), and fees, if any, from approved borrowers, less any rebates payable to Approved Borrowers, during such calendar year.

For the avoidance of doubt, Accrued Income shall reset to zero dollars ($0) as of January 1 of each calendar year.

2.	Entire Agreement. Except as specifically modified by this Amendment No. 7, all terms of the Agreement are hereby reaffirmed and shall remain in full force and effect.

3.	Counterparts. This Amendment No. 7 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

COLUMBIA ACORN TRUST		GOLDMAN SACHS BANK USA, doing business as Goldman Sachs Agency Lending

By:	/s/ John Kunka	By:	/s/ Dennis Riley
	Name: John Kunka		Name: Dennis Riley
	Title: Vice President and Treasurer		Title: Vice President
	Date: 10/16/17		Date: 10/11/17

WANGER ADVISORS TRUST

By:	/s/ John Kunka
Name: John Kunka
Title: Vice President and Treasurer
Date: 10/16/17